NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 17, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 2, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Alamos Gold Inc. and AuRico Gold Inc. became effective on July 2, 2015. Each Common Share of Alamos Gold was converted into one Class A Common Share of (NEW) Alamos Gold Inc., $0.0001 in cash and approximately 0.4398 of a share of (NEW) Aurico Metals Inc. for each (new) Class A Common Share of (NEW) Alamos Gold Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 6, 2015.